Exhibit 99.1

Contacts:
Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Sr. Director, Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION REPORTS THIRD QUARTER FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

— $60.0 Million in Revenue Driven by $108.5 Million in Third Quarter U.S. Net Sales of XTANDI; Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco, CA – November 12, 2013 – Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the third quarter ended September 30, 2013. U.S. net sales of XTANDI® (enzalutamide) capsules for the quarter, as reported by Astellas Pharma Inc., were $108.5 million. Ex-U.S. net sales of XTANDI for the quarter, as reported by Astellas, were $13.0 million. XTANDI was granted marketing authorization in the European Union in June 2013.

“The strong demand that we’ve seen for XTANDI, coupled with the positive results from our Phase 3 PREVAIL study, places us in a strong position as we look to advance to the next chapter in our company’s development,” said David Hung, M.D., president and chief executive officer of Medivation, Inc. “The robust results from our PREVAIL trial, in which enzalutamide demonstrated a 30% reduction in risk of death and a 81% reduction in the risk of radiographic progression or death compared with placebo, enables us to pursue a number of regulatory, commercial and clinical milestones in the months and years ahead.”

Recent Developments

XTANDI® (enzalutamide) capsules

•	U.S. net sales of XTANDI were $108.5 million in the third quarter of 2013. XTANDI was approved by the U.S. Food and Drug Administration for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously received docetaxel on August 31, 2012 and was made available for shipment on September 13, 2012. Medivation and Astellas are jointly responsible for commercialization and development of XTANDI in the U.S. and share equally in the costs (subject to certain exceptions), profits and losses arising from U.S. development and commercialization of XTANDI.

•	Ex-U.S. net sales of XTANDI were $13.0 million in the third quarter of 2013. XTANDI was granted marketing authorization in the European Union in June 2013. Outside of the U.S., Astellas has responsibility for developing and commercializing XTANDI and pays Medivation a tiered royalty ranging from the low teens to the low twenties on aggregate net sales of XTANDI.

•	XTANDI is now available in approximately 12 countries with filings underway in 35 countries around the world.

PREVAIL

•	Announced the results of a planned interim analysis of the global Phase 3 PREVAIL trial of enzalutamide in more than 1,700 men with metastatic prostate cancer that has progressed despite androgen deprivation therapy and who have not yet received chemotherapy. The Independent Data Monitoring Committee (IDMC) informed Medivation and Astellas of the following results:

•	Patients treated with enzalutamide demonstrated a statistically significant overall survival advantage compared with patients receiving placebo (p<0.0001). Enzalutamide provided a 30% reduction in risk of death compared with placebo (Hazard Ratio=0.70; 95% confidence interval, 0.59-0.83).

•	Patients treated with enzalutamide demonstrated a statistically significant radiographic progression-free survival advantage compared with patients receiving placebo (p<0.0001). Enzalutamide provided an 81% reduction in risk of radiographic progression or death compared with placebo (Hazard Ratio=0.19; 95% confidence interval, 0.15-0.23).

•	Given the overall survival benefit and the observed safety profile, the IDMC considered the overall benefit-risk ratio to favor the enzalutamide arm and recommended unequivocally that patients receiving placebo be offered treatment with enzalutamide.

•	Of the 1,715 patients treated in the blinded PREVAIL study, two patients were reported by investigators to have had a seizure event. The full analysis of the safety data will become available upon final database lock and unblinding.

•	Medivation and Astellas will initiate meetings with and submissions to regulatory agencies beginning in early 2014. A full analysis of the Phase 3 PREVAIL results, including safety data, will be submitted for presentation at an upcoming scientific conference.

Enzalutamide Clinical Development Program

•	Initiated a Phase 4 clinical trial, known as PLATO. The study will evaluate the efficacy and safety of continued treatment with enzalutamide plus abiraterone acetate and prednisone as compared to treatment with abiraterone acetate and prednisone alone in patients with chemotherapy-naïve metastatic prostate cancer whose disease has progressed following enzalutamide therapy. The purpose of the trial is to help determine the potential clinical benefit of extending time on enzalutamide treatment by adding an additional therapy in patients with progressive chemotherapy-naïve metastatic prostate cancer. The global randomized, double-blind, placebo-controlled trial is designed to enroll approximately 500 chemotherapy-naïve patients with mCRPC. The primary endpoint of the trial is progression-free survival.

•	Advanced the development program comparing enzalutamide’s effects on progression-free-survival when compared head-to-head versus bicalutamide, the most commonly used anti-androgen, in men who have progressed following medical castration with LHRH analog therapy or surgical castration.

•	Completed patient enrollment in the TERRAIN trial in July 2013, which enrolled approximately 370 men with mCRPC disease primarily in Europe; and

•	Continued patient enrollment in the STRIVE trial, which is enrolling approximately 400 men with either metastatic or non-metastatic disease primarily in the U.S.

•	Continued patient enrollment in a Phase 2 clinical trial evaluating enzalutamide as a single agent for the treatment of advanced, androgen receptor (AR)-positive, triple-negative breast cancer (TNBC). The Phase 2 open label, single-arm, multicenter trial plans to enroll approximately 80 patients with AR-positive, TNBC at sites in the United States, Canada and Europe. The primary endpoint of the trial is clinical benefit rate, defined as the proportion of patients with a best response of complete response, partial response or stable disease at >16 weeks.

Third Quarter Financial Results

XTANDI U.S. net sales for the third quarter of 2013, as reported by Astellas, were $108.5 million compared to $82.4 million in the second quarter of 2013. Ex-U.S. net sales of XTANDI, as reported by Astellas, were $13.0 million in the third quarter of 2013 compared to $3.7 million in the second quarter of 2013. Medivation’s collaboration revenue was $60.0 million for the third quarter of 2013, which consists of three components: collaboration revenue attributable to U.S. XTANDI net sales ($54.2 million), collaboration revenue attributable to ex-U.S. XTANDI sales ($1.6 million) and collaboration revenue attributable to up-front and development milestone payments ($4.2 million).

Total operating expenses for the quarter ended September 30, 2013 were $68.0 million, compared with total operating expenses of $64.4 million for the same period in 2012. These figures include non-cash stock-based compensation expense of $9.2 million in the quarter ended September 30, 2013, compared with $7.6 million for the same period in 2012.

Medivation reported a net loss of $13.3 million, or $0.18 per diluted share, for the quarter ended September 30, 2013, compared with a net loss of $4.5 million, or $0.06 per diluted share, for the same period in 2012.

At September 30, 2013, cash, cash equivalents and short-term investments totaled $243.0 million, compared with $296.2 million at December 31, 2012.

2013 Financial Outlook

For the full year 2013, Medivation expects U.S. net sales of XTANDI, as reported by Astellas, to exceed its prior guidance of $345-365 million. Medivation continues to expect total operating expenses, net of cost-sharing payments from Astellas, to be between $285 million and $300 million.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on the Company’s website for a limited time following the live event.

About XTANDI® (enzalutamide) capsules

XTANDI was approved by the FDA on August 31, 2012 and is indicated for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously received docetaxel.

Important Safety Information for XTANDI from the Approved Prescribing Information

Contraindications- XTANDI can cause fetal harm when administered to a pregnant woman based on its mechanism of action. XTANDI is not indicated for use in women. XTANDI is contraindicated in women who are or may become pregnant.

Warnings and Precautions- In the randomized clinical trial, seizure occurred in 0.9% of patients on XTANDI. No patients on the placebo arm experienced seizure. Patients experiencing a seizure were permanently discontinued from therapy. All seizures resolved. Patients with a history of seizure, taking medications known to decrease the seizure threshold, or with other risk factors for seizure were excluded from the clinical trial. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity where sudden loss of consciousness could cause serious harm to themselves or others.

Adverse Reactions- The most common adverse drug reactions (> 5%) reported in patients receiving XTANDI in the randomized clinical trial were asthenia/fatigue, back pain, diarrhea, arthralgia, hot flush, peripheral edema, musculoskeletal pain, headache, upper respiratory infection, muscular weakness, dizziness, insomnia, lower respiratory infection, spinal cord compression and cauda equina syndrome, hematuria, paresthesia, anxiety, and hypertension. Grade 1-4 neutropenia occurred in 15% of XTANDI patients (1% Grade 3-4) and in 6% on placebo (no Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of XTANDI patients and 2% on placebo. One percent of XTANDI patients compared to 0.3% on placebo died from infections or sepsis. Falls or injuries related to falls occurred in 4.6% of XTANDI patients vs 1.3% on placebo. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients and included non-pathologic fractures, joint injuries, and hematomas. Grade 1 or 2 hallucinations occurred in 1.6% of XTANDI patients and 0.3% on placebo, with the majority on opioid-containing medications at the time of the event.

Drug Interactions- Effect of Other Drugs on XTANDI: Administration of strong CYP2C8 inhibitors can increase the plasma exposure to XTANDI. Co-administration of XTANDI with strong CYP2C8 inhibitors should be avoided if possible. If co-administration of XTANDI cannot be avoided, reduce the dose of XTANDI. Co-administration of XTANDI with strong or moderate CYP3A4 and CYP2C8 inducers can alter the plasma exposure of XTANDI and should be avoided if possible.

Effect of XTANDI on Other Drugs: XTANDI is a strong CYP3A4 inducer and a moderate CYP2C9 and CYP2C19 inducer in humans. Avoid CYP3A4, CYP2C9 and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring. Please visit www.XtandiHCP.com for full Prescribing Information for XTANDI® (enzalutamide) capsules.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com.

Forward-Looking Statements

The statements in this press release under the caption “2013 Financial Outlook” are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; Medivation’s dependence on the efforts of and funding by Astellas for the commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended September 30, 2013, which is expected to be filed on November 12, 2013 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$157,968	$71,301
Short-term investments	84,998	224,939
Receivable from collaboration partner	67,584	35,458
Restricted cash	—	343
Prepaid expenses and other current assets	17,341	12,175

Total current assets	327,891	344,216
Property and equipment, net	17,097	13,262
Restricted cash, net of current	9,899	8,843
Other non-current assets	6,155	5,545

Total assets	$361,042	$371,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,474	$2,073
Accrued expenses and other current liabilities	61,755	48,951
Deferred revenue	16,931	33,862

Total current liabilities	84,160	84,886
Convertible Notes, net of unamortized discount of $53,577 and $62,743 at September 30, 2013 and December 31, 2012, respectively	205,173	196,007
Deferred revenue, net of current	4,233	8,465
Other non-current liabilities	7,140	8,863

Total liabilities	300,706	298,221
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 75,344,784 and 74,774,939 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	754	748
Additional paid-in capital	396,493	364,412
Accumulated other comprehensive income	18	33
Accumulated deficit	(336,929)	(291,548)

Total stockholders’ equity	60,336	73,645

Total liabilities and stockholders’ equity	$361,042	$371,866

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Collaboration revenue	$60,027	$64,798	$176,330	$144,535
Operating expenses:
Research and development expenses	28,737	32,045	81,850	73,625
Selling, general and administrative expenses	39,288	32,345	124,746	70,369

Total operating expenses	68,025	64,390	206,596	143,994

Income (loss) from operations	(7,998)	408	(30,266)	541
Other income (expense), net:
Interest expense	(5,165)	(4,840)	(15,035)	(10,113)
Interest income	40	57	166	140
Other expense, net	(132)	(154)	(123)	(169)

Total other income (expense), net	(5,257)	(4,937)	(14,992)	(10,142)

Net loss before income tax (expense) benefit	(13,255)	(4,529)	(45,258)	(9,601)
Income tax (expense) benefit	(58)	(8)	(123)	4

Net loss	$(13,313)	$(4,537)	$(45,381)	$(9,597)

Basic and diluted net loss per common share	$(0.18)	$(0.06)	$(0.60)	$(0.13)

Weighted average common shares used in the calculation of basic and diluted net loss per common share	75,255	73,697	75,032	72,794